Exhibit 99.5

CONSENT OF WILLIAM MIRECKI

Primech Holdings Pte. Ltd. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: March 31, 2022

/s/ William Mirecki
William Mirecki